Exhibit 99.1

NEWS RELEASE July 31, 2006

Media Contact:

Scott Blevins, Overstock.com, Inc.

+1 (801) 947-3133

sblevins@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Jack Byrne Retires From Overstock.com Board of Directors

SALT LAKE CITY — Overstock.com® (NASDAQ: OSTK) today announced that Jack Byrne is retiring from the Overstock.com board of directors.

Jack Byrne said “There is much current activity associated with my new role as chairman of White Mountains Insurance Group and I can no longer give my directorship at Overstock the effort it deserves.  The company couldn’t be in better hands with my son, Patrick, at the helm.”

Patrick Byrne, Overstock.com’s chairman and chief executive, and son of Jack Byrne, said, “I thank my father for his wonderful years of service to the company.  He has made an enormous contribution in the shareholders’ interests.  We’re forever in his gratitude.”

Jack Byrne has served on Overstock.com’s board of directors from 1999 to October 2002, and then rejoined the board in June 2004.  His retirement is effective starting midnight tonight.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.